Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-275086) and S-8 (File No. 333-291376), and Form F-3 (File No. 333-291878) of Lichen International Limited (the “Company”, formerly known as “Lichen China Limited) of our report dated April 28, 2026, relating to the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flow for the years ended December 31, 2025, 2024 and 2023 and the related notes, included in its Annual Report on Form 20-F..

Singapore

April 28,2026

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